Comstock Mining Announces Accelerated Payment on Lucerne Transaction;
Tonogold Accelerates $3.5 million Stock-based Down Payment

Virginia City, NV (May 23, 2019) Comstock Mining Inc. (“Comstock” or “the Company”) (NYSE American: LODE) today announced a further update and progress toward the completion of the sale of its Lucerne properties (“Lucerne”). Tonogold Resources, Inc. (“Tonogold”) has accelerated paying the non-refundable, $3.5 million stock-based component of the purchase price, representing 3500 Shares of Convertible Preferred Stock with a stated value of $1,000 per share plus a commitment fee of an additional 420 Shares of Convertible Preferred Stock with identical terms, in lieu of the $650,000 cash payment due this month. This payment maintains the deadline for closing the transaction until June 21, 2019.

On January 24, 2019, the Company entered into the Tonogold Agreement for the sale of its Lucerne properties to Tonogold for $15 million (representing $11.5 million in cash and $3.5 million in stock). This Amendment simply reflects the acceleration of the $3.5 million stock-based component of the purchase price, previously agreed upon, in lieu of the $650,000 cash payment due this month. The $3.5 million will be paid in a Convertible Preferred Stock with the post-closing conversion price being the lowest of (1) the 20-day volume weighted closing price of Tonogold shares prior to conversion, (2) Tonogold’s most recent private placement or (3) Tonogold’s initial public offering price. If the closing does not occur within the amended timelines, the stock is automatically convertible at 85% of the then current volume weighted average price.

Mr. Corrado De Gasperis, Executive Chairman and CEO, stated, “The early receipt of this payment from Tonogold demonstrates the good, ongoing progress towards finalizing the Lucerne transaction. We have now received almost $6 million in cash and stock out of the $15 million closing component of the purchase price, plus the additional commitment fee. We look forward to closing this transaction in June, eliminating our debenture and accelerating the deployment of our strategic growth plans.”

The Amendment does not change the requirement that Tonogold reimburses the Company for the monthly interest expense on the Company’s Senior Secured Debenture, and the more than $1 million in annual operating expenses associated with the American Flat platform, both effective and beginning on June 1, 2019, regardless of when the sale closes. Tonogold also retains the option to extend the closing for two additional months, upon the payment of two additional, $1 million non-refundable deposits.

Comstock anticipates Tonogold to deliver $11.5 million in cash at closing, less the total amounts of the cumulative non-refundable cash payments made by Tonogold at that time, currently totaling $2.35 million.

About Comstock Mining Inc.

Comstock Mining Inc. is a Nevada-based, gold and silver mining company with extensive, contiguous property in the Comstock District and is an emerging leader in sustainable, responsible mining. The Company began acquiring properties in the Comstock District in 2003. Since then, the Company has consolidated a significant portion of the Comstock District, amassed the single largest known repository of historical and current geological data on the Comstock region, secured permits, built an infrastructure and completed its first phase of production. The Company continues evaluating and acquiring properties inside and outside the district expanding its footprint and exploring all of our existing and prospective opportunities for further exploration, development and mining. The near-term goal of our business plan is to maximize intrinsic stockholder value realized, per share, by continuing to acquire mineralized and potentially mineralized properties, exploring, developing and validating qualified resources and reserves (proven and probable) that enable the commercial development of our operations through extended, long-lived mine plans that are economically feasible and socially responsible.

Forward-Looking Statements
This press release and any related calls or discussions may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Comstock and Tonogold. Forward-looking statements are statements that are not historical facts. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements include statements about matters such as: capital raising activities and negotiations; market conditions; future changes in exploration activities, production capacity and operations; future exploration, production, operating and overhead costs; production of feasibility studies, technical reports or other findings related to estimated mineralization; operational and management restructuring activities; capital expenditures (by Comstock, Tonogold or other parties) and their impact; investments, acquisitions, joint ventures, strategic alliances, business combinations, asset sales; consulting, operational, tax, financial and capital projects and initiatives; contingencies; environmental compliance and changes in the regulatory environment; offerings, sales, equity dilution, and other actions regarding debt or equity securities; including a redemption of the debenture, and future working capital, costs, revenues, business opportunities, debt levels, cash flows, margins, earnings and growth. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “should,” “intend,” “may,” “will,” “would,” “potential” and similar expressions identify forward-looking statements, but are not the exclusive means of doing so. These statements are based on assumptions and assessments made by the management of Comstock and Tonogold in light of their experience and their perception of historical and current trends, current conditions, possible future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees, representations or warranties and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. Some of those risks and uncertainties include the risk factors discussed in Item 1A, “Risk Factors” of the annual report on Form 10-K of Comstock. Occurrence of such events or circumstances could have a material adverse effect on the business, financial condition, results of operations or cash flows or the market price of Comstock and Tonogold’s securities. All subsequent written and oral forward-looking statements by or attributable to Comstock, Tonogold or persons acting on their behalf are expressly qualified in their entirety by these factors. Neither Comstock nor Tonogold undertake any obligation to publicly update or revise any forward-looking statement.

Neither this press release nor any related calls or discussions constitutes an offer to sell or the solicitation of an offer to buy any other securities of Comstock or Tonogold.

Contact information:

Comstock Mining, Inc.
P.O. Box 1118
Virginia City, NV 89440
ComstockMining.com

Corrado De Gasperis
Executive Chairman & CEO
Tel (775) 847-4755
degasperis@comstockmining.com

Zach Spencer
Director of External Relations
Tel (775) 847-5272 ext.151
questions@comstockmining.com